Exhibit 10.1

Certain information marked with [***] has been omitted from this exhibit because such information is not material and is the type that the registrant treats as private or confidential.

OPENAI GROUP PBC
1455 3rd Street
San Francisco, CA 94158

February 27, 2026

Amazon.com NV Investment Holdings LLC

c/o Amazon.com, Inc.

410 Terry Avenue North

Seattle, WA 98109-5210

Attn: General Counsel

Re: Equity Commitment

This equity commitment letter agreement (this “Agreement”) confirms the commitments made among (a) Amazon.com NV Investment Holdings LLC, a Nevada limited liability company (the “Holder”), (b) Amazon.com, Inc., a Delaware corporation (the “Guarantor”), with the Guarantor executing this Agreement solely for purposes of Section 1.4 and guaranteeing the obligations of the Holder, and (c) OpenAI Group PBC, a Delaware public benefit corporation (the “Company”), for (i) the Holder to purchase shares of (x) Series C Preferred Stock of the Company (“Series C Preferred Stock”) referenced in that certain Series C Preferred Stock Purchase Agreement, dated as of February 27, 2026, by and among the Company and the investors party thereto (as it may be amended from time to time, the “Purchase Agreement”), or (y) Common Stock (as defined below), in each case, as described in more detail below, and (ii) the Company to sell to the Holder the Commitment Shares (as defined below) or the Common Stock (as defined below) (as the case may be), in accordance with the terms hereof (collectively, this “Commitment”).

1.             Investment Commitment.

1.1           Subject to Section 2.1, and, without limitation, in accordance with Section 1.3, the Holder hereby commits to purchase, acquire, and receive, and the Company hereby agrees to issue and sell to the Holder (or any Affiliate(s) of the Holder as may be designated by the Holder from time to time), in one or more Closings, an aggregate of 50,895,254 additional shares of Series C Preferred Stock (the “Commitment Shares”) at the Per-Share Purchase Price (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) following the purchase by the Holder of 21,812,252 shares of Series C Preferred Stock, and each purchase of such Commitment Shares shall be deemed to be an additional Closing under the Purchase Agreement. In connection with the sale and issuance of such shares of Series C Preferred Stock, the Holder (or any such designated Affiliate(s) of the Holder) shall enter into the Purchase Agreement and the IRA Joinder (collectively, the “Financing Agreements”) and become subject to the terms thereof if not already a party to the Financing Agreements. Notwithstanding anything to the contrary in this Agreement, the Company and the Holder agree that the Holder’s payment obligations hereunder may be directly satisfied, in whole or in part, by one or more Affiliates of the Holder as designated by the Holder, and in such event, the Holder shall cause each such Affiliate to comply with the Holder’s payment obligations hereunder as allocated by the Holder to such Affiliate; it being understood and agreed that no assignment of the Holder’s payment obligations to any Affiliate thereof shall relieve the Holder of its obligations hereunder.

1.2           Notwithstanding anything to the contrary in this Agreement, if a Closing under Section 1.3 occurs after a Public Listing Transaction has occurred, the Company hereby agrees to issue and sell to the Holder (or any Affiliate(s) of the Holder, as applicable), and the Holder (or any Affiliate(s) of the Holder which are direct or indirect wholly owned subsidiaries of Guarantor, as applicable) hereby agrees to purchase, acquire, and receive, any Remaining Commitment Shares in the form of Common Stock, in lieu of Series C Preferred Stock.

1.3           Commitment Shares. The purchase and sale of Remaining Commitment Shares shall (a) subject to Section 1.2, be in the form of purchase and sale of Series C Preferred Stock, and (b) take place remotely via the exchange of documents and signatures, subject to satisfaction or waiver of all conditions set forth in Section 2, on the applicable date set forth below (provided that the parties may mutually agree to another date):

(i)            prior to a Public Listing Transaction, the Holder (or any Affiliate(s) of the Holder) may in its sole discretion, elect to purchase all or any portion of the Remaining Commitment Shares at any time and from time to time under this Agreement and any such purchase shall be effected on the 6th business day following the Holder having delivered written notice (email being sufficient) to the Company of such election, provided that (x) absent an executed definitive agreement for the Sale of the Company (in each case, as defined in the IRA) or the delivery of a Public Listing Notice (as defined below), the Company may delay any such Closing for reasonable regulatory reasons for up to 20 additional business days, (y) in the event that an executed definitive agreement for the Sale of the Company is in full force and effect, the Closing shall occur no later than 2 business days prior to the consummation of such Sale of the Company, and (z) in the event a Public Listing Notice has been delivered by the Company to the Holder prior to the delivery of the Holder’s notice to purchase shares under this Section 1.3(i), the Closing shall occur no later than the date set forth in Section 1.3(iii);

(ii)           prior to a Public Listing Transaction, 5 business days after the receipt by the Holder of a Mandatory Funding Notice (as defined below), the Holder shall purchase all of the Remaining Commitment Shares, [***]; and

(iii)          upon delivery of a Public Listing Notice by the Company to the Holder, the Holder shall purchase all of the Remaining Commitment Shares on the later of: (x) 4 weeks following the date of delivery of such Public Listing Notice, and (y) 5 business days following the date the Company publicly files a registration statement on Form S-1 with the Securities and Exchange Commission in connection with the Public Listing Transaction.

In the event that the scheduled Closing date set forth in Section 1.3 occurs prior to the satisfaction or waiver of the Closing Conditions (as defined below) set forth in Section 2.1(iv) and 2.1(vii), then the Closing shall occur on the date that is 5 business days after the satisfaction or waiver of such Closing Conditions (such date, “Deferred Closing Date”), provided that, for the sake of clarity, all Closing Conditions must be satisfied when measured as of the Deferred Closing Date. In addition, to the extent that it is permitted by applicable Law for the Holder to purchase some, but not all, of the Eligible Shares, then subject to the satisfaction of all Closing Conditions with respect to such legally permitted Eligible Shares, the Holder shall purchase that number of Eligible

Shares so legally permitted, but not have any obligation to purchase any amount of Eligible Shares that would not be so legally permitted, unless and until (x) either the Holder or the Company elects to require the Holder to acquire such additional Eligible Shares, and (y) such additional Eligible Shares may be purchased by the Holder under applicable Law and subject to the satisfaction of all Closing Conditions at such time, and for so long as such unpurchased Eligible Shares cannot be legally purchased, the aggregate purchase price of such Eligible Shares shall be considered part of the unfunded Commitment Amount under the terms of this Agreement. Any such partial closing described in the preceding sentence shall not relieve the Holder of its obligation to purchase the Remaining Commitment Shares thereafter if elected by either the Holder or the Company once the Closing Condition set forth in Section 2.1(iv) has been satisfied and/or all Specified Event Terminations have occurred (as applicable), subject to the satisfaction of all Closing Conditions as of such date.

1.4           Guarantee.

(i)            As a material inducement to the Company entering into this Agreement and consummating the transactions contemplated hereby, the Guarantor hereby irrevocably and unconditionally guarantees to the Company the full and timely performance and satisfaction of the Holder’s obligations under this Agreement, including payment of the Per-Share Purchase Price and any monetary damages as set forth in this Agreement, as applicable. If, for any reason whatsoever, the Holder shall fail or be unable to make full and timely payment as set forth in this Agreement or perform any of its obligations under this Agreement, such payment or obligation shall be due and payable for the purposes hereof and the Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Holder’s obligations hereunder, as applicable. The foregoing obligation of the Guarantor constitutes a continuing guarantee of payment and performance (and not merely of collection), and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of the Holder’s payment or other obligations hereunder, or any insolvency, bankruptcy, liquidation or dissolution of the Holder or any assignment thereby, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full in cash), including any defense of setoff, counterclaim, recoupment or termination. Without limiting the generality of the foregoing, the Guarantor agrees that its obligations under this Section 1.4 are independent from those of the Holder and its liability shall extend to all liabilities and obligations that constitute part of the Holder payment and other obligations hereunder, irrespective of whether any action is brought against the Holder or whether the Holder is joined in any such action or actions. To the fullest extent permitted by applicable law, the Guarantor hereby expressly and irrevocably waives any and all rights and defenses arising by reason of any law that would otherwise require any election of remedies by the Company in connection with the Guarantor’s guarantee hereunder (except for payment in full in cash). Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that to the extent the Holder is relieved of all or any portion of the obligations under this Agreement by satisfaction thereof or pursuant to any agreement with the Company, the Guarantor shall be similarly relieved, to such extent, of its corresponding obligations hereunder. For the avoidance of doubt, upon the Guarantor’s satisfaction of its obligations hereunder, the Holder shall not be considered in breach of (and a breach, if any, shall be deemed, for all purposes, to be cured) its corresponding obligations, to the extent of the Guarantor’s performance.

(ii)           The Guarantor hereby represents and warrants to the Company as follows: (a) the Guarantor is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution and delivery of this Agreement by the Guarantor and the performance of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Guarantor; (c) no other corporate proceeding on the part of the Guarantor is necessary to authorize the execution and delivery of this Agreement and the performance by the Guarantor of its obligations hereunder; (d) the Guarantor has assets of a value in excess of Guarantor’s payment obligations hereunder, including the aggregate Per-Share Purchase Price, and will have at or prior to the applicable Closing such funds available to it as would be necessary to consummate the transactions contemplated hereby and perform its obligations hereunder on behalf of the Holder; and (e) this Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(iii)          Neither this Agreement nor any of the Guarantor’s obligations hereunder shall be assigned by the Guarantor in whole or in part without the prior written consent of the Company, and any such assignment without such consent shall be null and void.

(iv)          It is acknowledged and agreed that this guarantee will expire and shall have no further force or effect, and the Company will have no rights pursuant to this Section 1.4 on and from the Outside Date (other than with respect to any liability or obligation arising prior to the Outside Date).

2.             Conditions.

2.1           Conditions to the Holder’s Obligations. Notwithstanding anything to the contrary in the Purchase Agreement, the obligations of the Holder (or any Affiliates of the Holder, as applicable) to purchase any Eligible Shares pursuant to this Agreement are subject to the fulfillment of each of the following conditions (together with the conditions set forth in Section 2.2, the “Closing Conditions”), unless otherwise waived by the Holder, and the Company shall use commercially reasonable efforts to satisfy the Closing Conditions set forth in Sections 2.1(ii) and 2.1(iii) so long as, solely with respect to Section 2.1(i), the corresponding certificate is capable of being delivered:

(i)            Representations and Warranties. (a) With respect to the Commitment Shares, (x) the Company Fundamental Representations shall be true and correct in all material respects as of the applicable Closing, and (y) each of the representations and warranties in Section 2 of the Purchase Agreement other than the Company Fundamental Representations shall be true and correct in all respects as of the applicable Closing except as would not reasonably be expected to have a Material Adverse Effect, and (b) with respect to Common Stock, the

Company Fundamental Representations set forth in Sections 2.1, 2.3 and 2.4 of the Purchase Agreement (with all references to “Shares” being deemed to refer to the shares of Common Stock and all references to the “Agreement” being deemed to refer to this Agreement and not the Purchase Agreement) shall be true and correct in all material respects as of the applicable Closing; provided, in each case, that, to the extent any such representations and warranties are made as of a specific date, such representations and warranties shall be so true and correct as of such specific date only.

(ii)           Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations, and conditions contained in (a) with respect to the Commitment Shares, the Purchase Agreement, the Investment Letter (as defined below), and this Agreement, and (b) with respect to Common Stock, the Investment Letter, and this Agreement, in each case, that are required to be performed or complied with by the Company for the benefit of the Holder (or any Affiliate of the Holder, as applicable) on or before the applicable Closing.

(iii)          Compliance Certificate. The Chief Executive Officer or Chief Financial Officer of the Company shall have delivered to the Holder (or any Affiliate of the Holder, as applicable) at the applicable Closing a certificate dated as of the applicable Closing certifying that the conditions specified in Section 2.1(i) and Section 2.1(ii) have been fulfilled as of the applicable Closing date.

(iv)          Regulatory Approvals. (a) All applicable Specified Regulatory Approvals for the applicable Closing that are required in connection with the lawful issuance and sale of the Eligible Shares to the Holder (or any Affiliate(s) of the Holder, as applicable) shall have been obtained and effective as of the applicable Closing, and (b) the Holder (or such Affiliate(s) of the Holder, as applicable) shall not be prohibited by any Law or court order from consummating such purchase.

(v)           Change in Control. The Company shall not be a party to any definitive agreement providing for a Sale of the Company.

(vi)          Bankruptcy; Insolvency. The Company Group shall not be subject to any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee or any other similar or analogous proceedings under applicable Laws.

(vii)         Specified Event(s). [***]

(viii)        Commercial Agreements.

(a)           [***]

(b)           [***]

(ix)           Other Conditions. The conditions set forth in Section 5.1(e) and Section 5.1(g) of the Purchase Agreement shall be satisfied.

2.2           Conditions to the Company’s Obligations. The obligations of the Company to sell the (i) Commitment Shares to the Holder (or any Affiliate(s) of the Holder, as applicable) at the applicable Closing are subject to the satisfaction of the conditions set forth in Section 6 of the Purchase Agreement as of each applicable Closing, unless otherwise waived, and (ii)Common Stock to the Holder (or any Affiliate(s) of the Holder, as applicable) at the applicable Closing are subject to the satisfaction of the conditions set forth in Sections 6.1 (with respect to Sections 3.1 to 3.9 and Sections 3.11 to 3.22 of the Purchase Agreement, as applicable), 6.2 (in all material respects), 6.4, and 6.5 of the Purchase Agreement (with all references to “Shares” being deemed to refer to the Common Stock and all reference to the “Agreement” being deemed to refer to this Agreement and not the Purchase Agreement) unless otherwise waived; provided, that for all purposes of this Section 2.2, Section 6.2 of the Purchase Agreement shall be deemed modified to further require that the Holder and its Affiliates have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in (a) this Agreement, and (b) Section 9 of Part B of Exhibit A of the Investment Letter (as defined below). The Holder shall use commercially reasonable efforts to satisfy the Closing Conditions set forth in Section 6.2 of the Purchase Agreement, as modified by this Section 2.2.

3.             Adjustments.

3.1           Adjustments. The Series C Preferred Stock issued in connection with this Agreement shall be subject to the adjustment provisions set forth in Article IV, Section IV.3 (Adjustments to Conversion Price) of the Certificate of Designation of Series C Preferred Stock and Series C-NV Preferred Stock of the Company, as amended from time to time (the “Series C Certificate of Designation”), regardless of whether such Series C Preferred Stock shall have been issued and sold prior to the applicable adjustment under the Series C Certificate of Designation.

3.2           Anti-Dilution Protection. If any shares of Series C Preferred Stock or Series C-NV Preferred Stock are entitled, under the Company’s constituent documents or any agreement to which the Company is a party (the “Adjustment Agreement”), to an adjustment to the Conversion Price (as defined in the Series C Certificate of Designation) or similar anti-dilution type adjustments in the event of dilutive issuances of equity, then the Eligible Shares will be entitled to the same adjustment, regardless of whether such Eligible Shares shall have been issued and sold prior to the applicable adjustment under the Adjustment Agreement.

4.            Cap on Holder Monetary Remedies (Specific Performance or Damages). In the event that the Holder or the Company has not complied with its obligations hereunder, then the Company or the Holder, as applicable, shall be entitled to all remedies available at law or at equity (including specific performance in accordance with Section 7.2(d) of the Purchase Agreement, which is incorporated herein by reference as applicable to the Company and the Holder). The parties agree that irreparable damage would occur in the event that one party (or any of its Affiliates) does not perform the provisions of this Agreement (including, with respect to the Company, the obligation to issue Eligible Shares). Accordingly, the parties agree that each party shall have a right to elect, at the claiming party’s sole discretion, the remedy of an injunction, specific performance or other equitable relief, to specifically enforce the terms hereof (including, with respect to the Company, the obligation to issue Eligible Shares) and in connection therewith, each party waives (a) any defense that a remedy for such injunction, specific performance or other equitable relief is inappropriate or inadequate, (b) any requirement to post security as a prerequisite to relief, and (c) any right to object to the relief on such basis; provided that, the parties hereby agree that except in the case of intentional fraud or willful misconduct, the aggregate monetary payments (including payments in connection with specific performance, and expenses or fees of the Company borne by the Holder or its Affiliates in connection with any action brought by the Company or its Affiliates) payable either to the Company by the Holder and its Affiliates or to the Holder or its Affiliates by the Company under this Agreement shall not exceed singularly or collectively the Commitment Amount less the aggregate Per-Share Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) actually received by the Company from the Holder or any Affiliate of the Holder pursuant to this Agreement and measured at a single point in time as of the date of an alleged breach and without duplication; provided, further, that no such monetary cap shall prejudice any remedy for injunction, specific performance or other equitable relief. For the avoidance of doubt, notwithstanding anything in this Section 4 or otherwise in this Agreement to the contrary, nothing in this Agreement shall limit any remedies payable to any party or their respective Affiliates under the JCA, AWS Private Pricing Addendum, or any other commercial arrangements or agreements between the Company or its Affiliates, on the one hand, and the Holder or its Affiliates, on the other hand, and no amounts recovered under any such agreements shall count towards the cap set forth herein.

5.            Limitation on Holder Liability.

(i)            NO CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES. IN NO EVENT SHALL THE GUARANTOR, THE HOLDER OR THEIR AFFILIATES BE LIABLE UNDER THIS AGREEMENT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR ITS OR THEIR REPRESENTATIVES FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR LOSS OF VALUE ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT.

(ii)           MAXIMUM LIABILITY. OTHER THAN DUE TO A PARTY’S INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER THE HOLDER OR THE COMPANY’S OR THEIR RESPECTIVE AFFILIATES’ (INCLUDING WITH RESPECT TO THE HOLDER, THE GUARANTOR) AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (WHETHER ARISING OUT OF OR RELATED TO A BREACH OF CONTRACT OR OTHERWISE, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY OR OBLIGATION MAY SOUGHT TO BE IMPOSED, WHETHER SOUNDING IN CONTRACT OR TORT, OR WHETHER AT LAW OR IN EQUITY, OR OTHERWISE), EXCEED THE LIMITATIONS SET FORTH IN SECTION 4. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 5(II) SHALL NOT BE CONSTRUED AS LIMITING OR AFFECTING THE RIGHTS AND REMEDIES AVAILABLE TO THE PARTIES OR THEIR RESPECTIVE AFFILIATES UNDER THE IRA, JCA, AWS Private Pricing Addendum or any other commercial arrangement OR OTHER LETTER AGREEMENT BETWEEN THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES.

6.             Notice Obligations.

6.1           Notice of Mandatory Funding Event. The Company shall provide the Holder with written notice of the Mandatory Funding Event within 2 business days after the occurrence thereof (such notice, the “Mandatory Funding Notice”); provided, however, that any delayed delivery of the Mandatory Funding Notice shall not waive, limit, or modify the obligation of the Holder to purchase Commitment Shares (except for a day for day extension for each day the Mandatory Funding Notice is delayed).

6.2           Notice of Sale of the Company. If there is a Sale of the Company while this Agreement remains in effect, the Company shall provide the Holder with written notice of such Sale of the Company no later than 7 business days prior to the good faith expected closing date of such Sale of the Company.

6.3           Notice of Listing Event. In the event that the Company intends to undertake a Public Listing Transaction and the Holder has not yet purchased all of the Remaining Commitment Shares, then the Company shall provide the Holder with written notice of such Public Listing Transaction after having confidentially filed with the SEC a registration statement on Form S-1 and in no event later than 6 weeks prior to when the Company reasonably believes in good faith, based on the reasonable advice of its underwriters and outside legal counsel in connection with such Public Listing Transaction, that a Public Listing Transaction is reasonably likely to be consummated, with such notice identifying the anticipated date of such Public Listing Transaction (a “Public Listing Notice”).

6.4           Notice of Specified Event and Specified Event Termination. The Company shall use reasonable best efforts to promptly, but in any event within 2 business days after senior management of the Company becomes aware of the occurrence thereof, provide notice to the Holder of each and any Specified Event and Specified Event Termination.

7.             Expenses; Further Assurances.

7.1           Expenses. Unless otherwise expressly provided for in this Agreement, each party shall pay its own fees, costs and expenses in connection with preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement.

7.2           Further Assurances. From and after the applicable Closing, upon the reasonable request of the other party and at the requesting party’s expense, the parties shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.             Miscellaneous.

8.1           Certain Definitions. Capitalized terms not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Purchase Agreement; it being understood and agreed that no amendment to the corresponding provisions in the Purchase Agreement and with respect to the definition of Sale of the Company, in the IRA, shall apply to this Agreement unless the Holder has consented to such amendment. For purposes of this Agreement:

(i)	“Affiliate” means, with respect to any person or entity, any other person or entity who, as of the relevant time of determination, directly or indirectly, controls, is controlled by, or is under common control with such first person or entity; provided that, other than OpenAI Foundation (which is an Affiliate of the Company and each of its subsidiaries), no investor in the Company (including Microsoft Corporation, SoftBank Group Corp., NVIDIA Corporation or the Holder) shall be deemed to be an Affiliate of the Company or any of its subsidiaries on account of such investment.

(ii)	“business day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York or San Francisco, California.

(iii)	“Closing” means, (a) with respect to shares of Series C Preferred Stock, “Closing” as defined in the Purchase Agreement, and (b) with respect to shares of Common Stock, the closing of the issuance and sale to the Holder by the Company of such shares of Common Stock under this Agreement.

(iv)	“Commitment Amount” means $34,999,999,447.98.

(v)	“Common Stock” means shares of the Company’s common stock that is publicly tradable upon a Public Listing Transaction, assuming such common stock is the sole class or series of outstanding equity after such Public Listing Transaction (or, if that is not the case, then the Holder will receive the applicable class or series of equity security that the Series C Preferred Stock converts into upon a Public Listing Transaction in respect of the Holder’s shares of Series C Preferred Stock), with such number of shares of common stock (or such other security, as applicable) reflecting the applicable conversion ratio of Series C Preferred Stock into common stock (or such other security, as applicable) in connection with the Public Listing Transaction, and with the deemed number of shares of Series C Preferred Stock used for the conversion calculation to equal the quotient of (a) the then unfunded portion of the Commitment Amount divided by (b) the Per-Share Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization).

(vi)	“Eligible Shares” means, as applicable, shares of Series C Preferred Stock or Common Stock eligible for purchase by the Holder under this Agreement.

(vii)	“Governmental Authority” means any federal, regional, state, municipal, local, foreign, multinational or supranational government, court, regulatory or administrative agency, commission, arbitrator, attorney general or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), or quasi-governmental authority, or any subdivision, department, bureau, administrative agency, board, commission, court, instrumentality or other authority thereof.

(viii)	“JCA” means that certain Joint Collaboration Agreement dated as of the date hereof, by and between Amazon Web Services, Inc. and OpenAI OpCo, LLC.

(ix)	“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any rules of any stock exchange or other self-regulatory organization.

(x)	“Mandatory Funding Event” means [***]

(xi)	“Material Breach” means [***]

(xii)	“order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order issued by a Governmental Authority.

(xiii)	“person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity, or governmental or regulatory authority.

(xiv)	“Remaining Commitment Shares” means (x) the aggregate total number of Commitment Shares less (y) the number of Commitment Shares previously issued and sold by the Company to the Holder in any Closing pursuant to Section 1.3.

(xv)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xvi)	“Specified Event” means [***]

(xvii)	“Specified Event Termination” means [***]

(xviii)	“Specified Regulatory Approval” means [***]

8.2           Term. Notwithstanding any other provision of this Agreement, the obligation of the Holder to fund the Commitment Amount (or any remaining portion thereof) and the obligation of the Company to sell and issue to the Holder any Eligible Shares under this Agreement shall automatically and immediately terminate upon the earliest to occur of: (i) the funding in full of the Commitment Amount and the issuance of all corresponding Eligible Shares pursuant to the terms hereof, (ii) the valid termination of the JCA in accordance with its terms, (iii) 12 months following a Public Listing Transaction if a Specified Event has occurred prior to such Public Listing Transaction and there is no Specified Event Termination by the end of such 12-month period, and (iv) December 31, 2028 (such earliest date, the “Outside Date”); provided that, no party shall be released from any liability for any willful and material breach of this Agreement arising prior to the Outside Date. The parties agree that no fractional share shall be issued or obligated to be funded under this Agreement.

8.3           Notices. All notices under this Agreement will be given in writing by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery to the other party at the address set forth below, or via email to the email address or addresses provided below for such party. Any such notice will be effective: (i) upon delivery, when delivered personally, (ii) upon delivery, when sent by email (excluding “undeliverable” or similar automatic replies indicating the e-mail address is no longer in use) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (iii) 3 business days after delivery, when delivered by certified mail (return receipt requested) or by a nationally recognized courier service.

If to the Holder:

Amazon.com NV Investment Holdings LLC

c/o Amazon.com, Inc.

410 Terry Avenue North

Seattle, WA 98109-5210

Attn: General Counsel

Email:	[***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, 18th Floor

New York, NY 10010

Attn: Ian Goldstein / Ken Myers

Email:	igoldstein@fenwick.com
kmyers@fenwick.com

and

Gibson, Dunn & Crutcher LLP

310 University Avenue

Palo Alto, CA 94303

Attn: Ed Batts / Chris Trester

Email:	ebatts@gibsondunn.com
ctrester@gibsondunn.com

If to Guarantor:

Amazon.com, Inc.

410 Terry Avenue North

Seattle, WA 98109-5210

Attn: General Counsel

Email:	[***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, 18th Floor

New York, NY 10010

Attn: Ian Goldstein / Ken Myers

Email:	igoldstein@fenwick.com
kmyers@fenwick.com

and

Gibson, Dunn & Crutcher LLP

310 University Avenue

Palo Alto, CA 94303

Attn: Ed Batts / Chris Trester

Email:	ebatts@gibsondunn.com
ctrester@gibsondunn.com

If to the Company:

OpenAI Group PBC

1455 3rd Street

San Francisco, CA 94158

Attention: General Counsel

Email:	[***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Andy Nussbaum / Mark Veblen / Nate Ludewig

Email:	ajnussbaum@wlrk.com
mfveblen@wlrk.com
nrludewig@wlrk.com

8.4           Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

8.5           Governing Law; Severability; Jurisdiction; Venue. This Agreement is governed by the laws of the State of Delaware without regard to principles of conflict of laws. With respect to any proceeding or action arising out of or in any way relating to the provisions of this Agreement (whether in contract, tort, equity or otherwise), the parties irrevocably consent to the jurisdiction and venue of the Chancery Court of Delaware, or if such court is unavailable, the Federal District Court for Delaware, or if such court also is unavailable, any other state court located in the State of Delaware and KNOWINGLY, INTENTIONALLY, AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY.

8.6           Transfer; Successors and Assigns. This Agreement and all rights hereunder are transferable by the Holder, in whole or in part, to any Affiliate of the Holder. The Company may not assign this Agreement or its obligations under this Agreement without the prior written consent of the Holder. The terms and conditions of this Agreement will inure to the benefit of, and be binding on, the respective successors and permitted assigns of the Company and the Holder, respectively.

8.7           Invalidity. In the event that any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal, or unenforceable, in whole, or in part, or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Agreement and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby; provided, that such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

8.8           No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and their respective successors, heirs and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.9           Entire Agreement; Conflicting Terms. This Agreement, that certain Investment Letter, dated as of the date hereof, by and between the Holder and the Company (the “Investment Letter”), the Transaction Agreements (as defined in the Investment Letter) executed by the Holder (or any Affiliate thereof) from time to time, and the Mutual Nondisclosure Agreement effective as of May 23, 2023, between Amazon.com, Inc. and OpenAI OpCo, LLC, as may be amended from time to time, constitute the entire agreement of the parties, and supersede any prior agreement, with respect to subject matter hereof and thereof (provided that, none of the foregoing shall supersede or modify the JCA, AWS Private Pricing Addendum or any other commercial arrangement between the parties hereto or their Affiliates). In the event of a conflict between this Agreement and the Financing Agreements, the Company and the Holder acknowledge and agree that the terms of this Agreement shall control.

8.10         Counterparts. This Agreement may be executed by facsimile signature, PDF, or any electronic signature, and may be delivered in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11         Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, or statute defined or referred to in this Agreement means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, in each case, except as expressly set forth to the contrary elsewhere in this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. When calculating the period of time within which, or following which, any action is to be taken under this Agreement or any Transaction Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-business day, the period in question shall end on the next business day or if any action must be taken hereunder on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day and references to a number of days shall refer to calendar days unless business days are specified.

8.12         Specified Reps and Warranties.

(i)            The Holder hereby represents and warrants to the Company as follows: (i) the Holder is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by the Holder and the performance of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Holder and its Affiliates; (iii) no other corporate proceeding on the part of the Holder or any of its Affiliates is necessary to authorize the execution and delivery of this Agreement and the performance by the Holder of its obligations hereunder; and (iv) this Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(ii)           The Company hereby represents and warrants to the Holder as follows: (i) the Company is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Company and its Affiliates; (iii) no other corporate proceeding on the part of the Company or any of its Affiliates is necessary to authorize the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder; and (iv) this Agreement, assuming due authorization, execution and delivery by the Holder, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

[Signature Page Follows]

Very truly yours,

OpenAI Group PBC

(Company)

By:	/s/ Sarah Friar
	Name:	Sarah Friar
	Title:	Chief Financial Officer

Acknowledged and accepted as of the date first written above:

Amazon.com NV Investment Holdings LLC
(Holder)

By:	/s/ Peter Krawiec
	Name:	Peter Krawiec
	Title:	Authorized Signatory

Solely as guarantor for purposes of Section 1.4 hereunder:

Amazon.com, Inc.

(Guarantor)

By:	/s/ Peter Krawiec
	Name:	Peter Krawiec
	Title:	Senior Vice President, Worldwide Corporate and Business Development